RESALE RESTRICTION AGREEMENT



                                                              March 22, 2001

booktech.com, inc., inc.
42 Cummings Park
Woburn, Massachusetts 01801
Attention:  Morris A. Shepard, Ph.D.

Ladies and Gentlemen:

         Pursuant to the terms of an Investment Agreement dated as of March 22, 2001 (the "Agreement") among booktech.com, inc., a Nevada corporation (the "Company") and Cornell Capital Partners, L.P., a New York limited partnership, the undersigned will receive 250,000 shares of Common Stock, $.00042 par value per share, of the Company (the "Shares").

         In order to induce the Company to enter into the Agreement, the undersigned hereby agrees as follows:

         1. Except as expressly set forth in this paragraph 1 and in paragraph 2 below, each Share may not be sold, transferred, hypothecated, pledged, be the subject of an equity swap, option or warrant, put, put equivalent position or similar agreement or otherwise be transferred or disposed of (collectively, a "Disposition") without the prior written consent of the Company, prior to the six-month anniversary of the Effective Date (as defined in the Agreement) (the "Restricted Period"). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed or reasonably expected to lead to or result in a Disposition of the Shares, even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security that includes, relates to or derives any significant part of its value from such Shares. Notwithstanding the foregoing, the undersigned is allowed to cause a Disposition in a public sale of up to 10,000 Shares each week during the Restricted Period.

         2. Notwithstanding anything to the contrary contained herein, the undersigned may cause a Disposition of any number of the Shares in one or more private transactions; provided however, that in the event that the undersigned desires to effect such a private transaction (or transactions), (i) the undersigned shall provide at least three (3) days prior written notice to the Company, (ii) the transferee of the undersigned shall be required to become bound by the terms of this Resale Restriction Agreement through the remainder of the Restricted Period by executing a copy of this Resale Restriction Agreement contemporaneously with such private transaction and (iii) the undersigned and all of its transferees who obtain Shares in such private transactions (and any of their subsequent transferees who acquire any Shares during the Restricted Period


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pursuant to a private transaction) shall not be permitted to effect public sales of more than an aggregate of 10,000 Shares per week during the remainder of the Restricted Period.

         3. The undersigned acknowledges that the Company may impose stock transfer restrictions on the Shares with the Company's stock transfer agent and/or place stock legends on the certificates representing the Shares to enforce the provisions of this Agreement.


                                        Very truly yours,

                                        Yorkeville Advisors Management, L.L.C.

                                        By:_________________________________
                                             Name:
                                             Title: